Exhibit 10(h)

NEXTERA ENERGY, INC.

DEFERRED COMPENSATION PLAN

Originally Effective January 1, 2005
As amended and restated through February 11, 2016

NEXTERA ENERGY, INC.
DEFERRED COMPENSATION PLAN

1.33	Officer	8
1.34	Participant	8
1.35	Phantom Stock Account	8
1.36	Phantom Shares	8
1.37	Plan	9
1.38	Plan Year	9
1.39	Section 16 Committee	9
1.40	Section 16 Reporting Person	9
1.41	Service Recipient	9
1.42	Subsidiary	9

ARTICLE II ELIGIBILITY		9

2.01	Eligibility to Participate in the Plan	9

ARTICLE III DEFERRED COMPENSATION BENEFITS		9

3.01	Deferral Election	9
3.02	Accounts and Investment Allocation	10

ARTICLE IV DISTRIBUTIONS		13

4.01	Manner of Distribution	13
4.02	Form of Distribution	13
4.03	Unforeseeable Emergency	14
4.04	Distribution Upon a Termination of Employment following a Change of Control	14
4.05	Beneficiary Designation	14
4.06	Taxes	15
4.07	Distributions under Domestic Relations Orders	15
4.08	Distribution to Comply with Federal Conflict of Interest Requirements	15

ARTICLE V ADMINISTRATION		16

5.01	Administration	16
5.02	Liability of Committee and Administrator; Indemnification	16
5.03	Determination of Benefits	16
5.04	Expenses	18
5.05	Compliance with Securities Laws	18
5.06	Compliance with Code Section 409A	18
ii

ARTICLE VI MISCELLANEOUS		18

6.01	No Trust Created	18
6.02	No Requirement to Fund	18
6.03	Benefits Payable from General Assets	18
6.04	Successors	19
6.05	No Contract of Employment	19
6.06	Amendment or Termination of Plan	19
6.07	Top Hat Plan	20
6.08	Governing Law	20
6.09	Severability	20
6.10	Construction	20
6.11	Merger or Consolidation or Sale of Assets of Employer	21
6.12	Transfer to an Affiliate of the Employer	21
6.13	Assignment	21
6.14	Incapacity	21
6.15	Effect on Benefits Under Other Plans	21
6.16	Indemnity Upon Change of Control	21
6.17	No Rights as Shareholders	22
iii

NEXTERA ENERGY, INC.
DEFERRED COMPENSATION PLAN

THIS NEXTERA ENERGY, INC. DEFERRED COMPENSATION PLAN (formerly the FPL Group, Inc. Deferred Compensation Plan) (the "Plan") effective as of January 1, 2005 (as amended and restated effective as of February 11, 2016) (the "Effective Date"), is a successor to the FPL Group, Inc. Deferred Compensation Plan effective as of January 1, 1995, as amended and restated effective January 1, 2003 (the "Prior Plan").
W I T N E S S E T H   T H A T:
WHEREAS, the officers and a select group of management or highly compensated employees of NextEra Energy, Inc. (the "Company") and its subsidiaries and affiliates (hereinafter collectively referred to as the "Employer") are entitled to compensation which results from or is attributable to their performance of services as officers and employees of the Employer and may be awarded bonuses and performance-related compensation pursuant to the Annual Incentive Plan, the FPL Group Long Term Incentive Plan 1985, the FPL Group, Inc. Long Term Incentive Plan 1994 and other incentive compensation plans; and
WHEREAS, directors of the Company are entitled to fees which result from or are attributable to their performance of services as members of the Board of Directors (and committees thereof) of the Company; and
WHEREAS, the Board of Directors of the Company adopted the Prior Plan in order to permit the officers, directors, and a select group of management or highly compensated employees of the Employer to elect to defer receipt of all or a portion of their base salary, annual incentives, incentive plan awards and/or directors' fees in accordance with the provisions of the Plan; and
WHEREAS, the Prior Plan was frozen and no new deferrals were permitted after December 31, 2004, in order that the Prior Plan qualify as a grandfathered plan in compliance with Code Section 409A ("Code Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code"); and
WHEREAS, the Plan was operated in compliance with Code Section 409A during the transition period beginning January 1, 2005 through December 31, 2008, in accordance with applicable regulatory guidance; and
WHEREAS, the Plan was timely amended consistent, inter alia, with Code Section 409A; but otherwise provided substantially the same terms and conditions in effect on December 31, 2004; and
WHEREAS, the Employer intends that the Plan be considered an unfunded arrangement that is maintained primarily to provide deferred compensation to members of a select group of management or highly compensated employees of the Employer, for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
NOW, THEREFORE, the Company hereby adopts this amendment and restatement of the Plan effective as of February 11, 2016 for the exclusive benefit of participants and their beneficiaries on the following terms and conditions:

ARTICLE I
DEFINITIONS
The following terms when used herein shall have the designated meaning unless a different meaning is plainly required by the context in which the term is used:
1.01 "Account" or "Accounts" shall mean the account or accounts established and maintained for a Participant pursuant to Article III of the Plan. A Participant's Account shall consist of the Participant's Investment Account, Phantom Stock Account, Cash Account and/or Dividend Reinvestment Account, as applicable.
1.02 "Administrator" shall mean an officer or officers of the Employer designated by the Company to administer the Plan or, until the Company otherwise designates such an officer or officers, the Executive Vice President, Human Resources (or other most senior Human Resources officer of the Company, however designated) of the Company.
1.03 "Award Agreement" shall mean an agreement executed between the Company and a Participant pursuant to the LTIP setting forth the terms and conditions applicable to such Participant's LTIP Award.
1.04 "Base Salary" shall mean the base salary of a Participant paid by the Employer and generally designated as such, exclusive of Bonuses, LTIP Awards, Director's Fees or any other form of compensation which is not designated as Base Salary.
1.05 "Beneficiary Designation Form" shall mean the form or forms that may be approved by the Administrator from time to time for use by a Participant to designate a beneficiary or beneficiaries pursuant to Section 4.05.
1.06 "Board" shall mean the Board of Directors of the Company.
1.07 "Bonus" shall mean any bonus that the Participant is awarded pursuant to the Annual Incentive Plan and such other payments awarded under such other incentive compensation plans that are designated by the Administrator as eligible for deferral under this Plan.
1.08 "Cash Account" shall mean a bookkeeping account established and maintained for a Participant pursuant to Sections 3.02(a) and 3.02(b)(2).
1.09 "Change of Control" shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions (collectively, the "Excluded Acquisitions") shall not constitute a Change of Control (it being understood that shares acquired in an Excluded Acquisition may nevertheless be considered in determining whether any subsequent acquisition by such individual, entity or group (other than an Excluded Acquisition) constitutes a Change of Control): (i) any acquisition directly from the Company or any Subsidiary; (ii) any acquisition by the Company or any Subsidiary; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iv) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; (v) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities beneficially owned by it on such date; or (vi) any acquisition in connection with a Business Combination (as hereinafter defined) which, pursuant to Subsection (3) below, does not constitute a Change of Control; or
(b) Individuals who, as of the Restated Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board; or
(c) Consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a "Business Combination") of the Company or any Subsidiary with any other corporation, in any case with respect to which:
(i) the Outstanding Company Voting Securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any ultimate parent thereof) more than 60% of the outstanding common stock and of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting or surviving entity (or any ultimate parent thereof); or
(ii) less than a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the "New Board") consists of individuals ("Continuing Directors") who were members of the Incumbent Board (as defined in Subsection (2) above) immediately prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment to the Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement with the Company or any Subsidiary providing for such Business Combination); or
(iii) in the case of a Business Combination with an unaffiliated third party as a result of which at least a majority of the New Board will initially consist of Continuing Directors, the Board determines, prior to such approval by shareholders, that there does not exist a reasonable assurance that, for at least a two-year period following consummation of such Business Combination, at least a majority of the members of the New Board will continue to consist of Continuing Directors and individuals whose election, or nomination for election by shareholders of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination, would be approved by a vote of at least a majority of the Continuing Directors and individuals whose election or nomination for election has previously been so approved;
provided, however, that prior to any such approval by shareholders, the Board may determine, in its sole discretion, that under the particular facts and circumstances, a Change of Control shall not occur until the consummation of such Business Combination; or
(d) (i) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or (ii) consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities as the case may be; provided, however, that prior to any such approval by shareholders, the Board may determine, in its sole discretion, that under the particular facts and circumstances, a Change of Control shall not occur until the consummation of such sale or other disposition.

The term "the sale or disposition by the Company of all or substantially all of the assets of the Company" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any Subsidiary (including the stock of any Subsidiary) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The "fair market value of the Company" shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.
1.10 "Change of Control Event" shall mean, with respect to a Participant, a Change of Control that also constitutes: (a) a change in ownership of the Participant's Service Recipient; (b) a change in effective control of the Participant's Service Recipient; or (c) a change in the ownership of a substantial portion of the assets of the Participant's Service Recipient. The existence of a Change of Control Event shall be determined by the Administrator in accordance with Code Section 409A and the regulations thereunder.
1.11 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
1.12 "Committee" shall mean a committee composed of not less than two directors designated by the Board to administer the Plan; provided, however, that each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act, an "outside director" within the meaning of Code Section 162(m)(4)(c)(i) and the regulations thereunder, and an "independent director" within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual (or, in each case, any successor term or provision). The Committee may, without limitation, be the Compensation Committee of the Board or a subcommittee thereof, if such committee or subcommittee satisfies the foregoing requirements.
1.13 "Common Stock" shall mean the common stock, $.01 par value per share, of the Company, or such other securities of the Company as may be substituted for Common Stock or such other securities in the event of the occurrence of any of the events set forth in Section 3.02(b)(2)(iv).
1.14 "Company" shall mean NextEra Energy, Inc.

1.15 "Compensation" shall mean Base Salary, Bonus, LTIP Award or other compensation approved for deferral by the Committee.
1.16 "Deferral Election Form" shall mean the form or forms that may be approved by the Administrator from time to time for use by a Participant to elect to defer Compensation or Director's Fees under the Plan, subject to the applicable limitations contained in the Plan.
1.17 "Director's Fees" shall mean the fees of a Participant which result from or are attributable to the performance of services by such Participant as a member of the Board of Directors (or committee thereof) of the Company, whether payable in cash or in equity.
1.18 "Disability" shall mean: (a) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) the receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (c) any condition as a result of which a Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
1.19 "Distribution Election Form" shall mean the form or forms that may be approved by the Administrator from time to time for use by a Participant to elect a Distribution Starting Date and payment schedule pursuant to Section 4.01.
1.20    "Distribution Starting Date" shall mean:

(a)    subject to Subsection 1.20(b) below, (i) the first day of the first Plan Year; or (ii) the first day of the first month;

following the earliest of the Participant's death, Disability, or other separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)) from the Employer, as elected by the Participant during the applicable Election Period.

In the event the Participant fails to elect one of the dates described in clauses (i) and (ii) of this Subsection 1.20(a), and subject to Subsection 1.20(b), below, his or her Distribution Starting Date shall be the first day of the first Plan Year following the earliest of the Participant’s death, Disability, or other separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)) from the Employer.

(b)    if the event triggering the Distribution Starting Date is the Participant's separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), and the Participant is a specified employee (within the meaning of Treas. Reg. 1.409A-1(i)) on the date of such separation from service, notwithstanding Subsection 1.20(a) above, the Distribution Starting Date shall not be earlier than the first day of the seventh month following such Participant's separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)).
1.21 "Dividend Reinvestment Account" shall mean a bookkeeping account established and maintained for a Participant pursuant to Sections 3.02(a) and 3.02(b)(2).
1.22 "Election Period" shall mean:
(a) with respect to a Participant, the period established by the Administrator during which a Participant may deliver a Deferral Election Form to the Administrator; provided that an Election Period with respect to any Compensation will occur during the calendar year prior to the year (i) such Compensation is earned, in the case of Compensation that is earned and payable within a single calendar year and (ii) the Participant obtains a legal right to such Compensation (within the meaning of Code Section 409A), in the case of Compensation (including but not limited to an LTIP Award) to which the Participant obtains a legal right in one calendar year but which does not become vested and payable until a subsequent calendar year;
(b) with respect to the first year during which a Participant becomes eligible to participate in the Plan ("Newly Eligible Participant"), Election Period shall mean the period ending thirty (30) days after the date such Newly Eligible Participant becomes eligible to participate in the Plan; provided that such election shall apply solely to Compensation earned and paid to such Newly Eligible Participant (in the case of Compensation described in Section 1.22(a)(i)) to which the Newly Eligible Participant first obtains a legal right (in the case of Compensation described in Section 1.22(a)(ii) for services performed after the election. With respect to a Bonus to be earned by such Newly Eligible Participant, the Election Period may occur after commencement of the performance period to which such Bonus relates, however, such election shall apply only to Compensation earned after the election on a pro rata basis equal to the amount of the Bonus multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period;
(c) solely with respect to performance-based compensation for the 2008 performance period otherwise payable in 2009, the period that is six months before the end of the performance period, provided that the Participant is an Employee as of the later of the beginning of the performance period or the date the performance criteria are established, and further provided that such period ends before the performance-based compensation is readily ascertainable.
1.23 "Employee" shall mean an employee of the Employer with a Base Salary of at least one hundred and fifty thousand dollars ($150,000), provided that such individual is among a select group of management or highly compensated employees within the meaning of ERISA Section 201(2).
1.24 "Employer" shall mean the Company and its subsidiaries and affiliates.
1.25 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.26 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
1.27 "Investment Account" shall mean a bookkeeping account established and maintained for a Participant pursuant to Sections 3.02(a) and 3.02(b)(1).
1.28 "Investment Election Form" shall mean the form or forms that may be approved by the Administrator from time to time for use by a Participant to allocate deferred compensation, and to the extent allocated to the Participant's Investment Account, Director's Fees, among the investment funds selected by the Company pursuant to Section 3.02(b)(1)(ii) and/or 3.02(b)(1)(iii), as applicable.
1.29 "LTIP" shall mean the NextEra Energy, Inc. Amended and Restated Long Term Incentive Plan (f/k/a the FPL Group, Inc. Amended and Restated Long Term Incentive Plan), the FPL Group, Inc. Long Term Incentive Plan 1994, the FPL Group, Inc. Long Term Incentive Plan 1985 and the NextEra Energy, Inc. 2011 Long Term Incentive Plan, each as may from time to time be amended, and/or any successor plan or plans thereto.
1.30 "LTIP Award" shall mean an award granted pursuant to the terms of the LTIP, other than (a) an award of restricted stock or other equity which is actually issued in the name of the Participant on the date of grant, unless otherwise specifically approved by the Committee and (b) any award of a stock option, stock appreciation right or other equity, derivative or equity-linked instrument, however denominated, the value of which is derived exclusively from appreciation in the value of shares of Common Stock above the Market Value Per Share (or higher value specified in the terms of the award) that occurs after the date of the award.
1.31 "Market Value Per Share" shall mean the closing sales price on the relevant date for shares of Common Stock as reported in the Composite Transactions Index of the New York Stock Exchange on such date. If such date is not a trading day or no sales occur on such date, the "Market Value Per Share" means the closing price on the nearest trading date before the valuation date.
1.32 "Non-Employee Director" shall mean a member of the Board who is not an employee of the Company or any of its subsidiaries or affiliates.
1.33 "Officer" shall mean an elected or appointed officer of the Employer, provided that such individual is among a select group of management or highly compensated employees within the meaning of ERISA Section 201(2).
1.34 "Participant" shall mean a Non-Employee Director, Officer or Employee who is eligible to participate in the Plan and has elected to defer Compensation and/or Director's Fees, as provided in Section 3.01.
1.35 "Phantom Stock Account" shall mean an account established and maintained for a Participant pursuant to Sections 3.02(a) and 3.02(b)(2).
1.36 "Phantom Shares" shall mean hypothetical shares of Common Stock.

1.37 "Plan" shall mean this NextEra Energy, Inc. Deferred Compensation Plan, as amended from time to time.
1.38 "Plan Year" shall mean the calendar year.
1.39 "Section 16 Committee" shall mean the committee of the Board established for the purposes of approving certain matters relating to Section 16 Reporting Persons.
1.40 "Section 16 Reporting Person" shall mean any (a) director of the Company or (b) officer of the Employer designated by the Board to be an "executive officer" for purposes of Section 16(a) of the Exchange Act.
1.41 "Service Recipient" means with respect to a Participant on any date: (a) the corporation or non-corporate entity for which the Participant is performing services on such date; (b) all corporations or non-corporate entities that are liable to the Participant for the benefits due to him under the Plan; (c) a corporation or non-corporate entity that is a majority shareholder of a corporation or non-corporate entity described in Section 1.41(a) or (b); or (d) any corporation or non-corporate entity in a chain of corporations or non-corporate entities each of which is a majority shareholder of another corporation or non-corporate entity in the chain, ending in a corporation or non-corporate entity described in Section 1.41 (a) or (b).
1.42 "Subsidiary" shall mean any corporation (other than the Company) with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or membership or partnership interests. In addition, any other related entity may be designated by the Board as a Subsidiary, provided such entity could be considered as a Subsidiary according to generally accepted accounting principles.

ARTICLE II
ELIGIBILITY
2.01 Eligibility to Participate in the Plan. A Non-Employee Director, Officer or Employee shall be eligible to participate in the Plan to the extent provided herein.

ARTICLE III
DEFERRED COMPENSATION BENEFITS
3.01 Deferral Election.
(a) A Participant may irrevocably elect to defer all or a portion of his or her Compensation in a manner consistent with Code Section 409A by completing, signing, and delivering a Deferral Election Form to the Administrator during the applicable Election Period as set forth below:
(1) A Non-Employee Director may defer all or a portion of his or her Director's Fees;

(2) An Officer may defer all or a portion of his or her Compensation; and
(3) An Employee (other than an Officer) may defer all or a portion of his or her Bonuses, and, to the extent that the Administrator may in its sole discretion permit, all or a portion of his or her Base Salary and/or LTIP Awards.
(b) Limitation on Deferrals. Notwithstanding anything to the contrary in this Plan, the amount to be deferred under this Plan may not reduce the amount of Base Salary, Bonuses, LTIP Awards, and/or Director's Fees which would be paid to the Participant (determined after taking the election into account) below the amount, if any, required to pay the Participant's portion of any taxes due under Chapter 21 (Federal Insurance Contributions Act) of the Code, any other applicable employment taxes, and the amount, if any, required to be withheld for income tax purposes or any payment of premiums and/or contributions for health benefits or other benefits elected by the Participant or otherwise provided under a cafeteria plan sponsored by the Employer pursuant to Code Section 125.
3.02 Accounts and Investment Allocation.
(a) In General. An Account or Accounts shall be established and maintained for each Participant as described in this Section 3.02. The Investment Account and the Cash Account shall be measured in dollars and the Phantom Stock Account and the Dividend Reinvestment Account shall be measured in Phantom Shares (rounded to three decimal places). The Accounts shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts shall hold or be required to hold any actual funds or assets.
(b) Crediting of Accounts.
(1) Investment Account.
(i) Crediting Contributions to the Investment Account. When a Participant's Investment Account is to be credited with a deferred amount in accordance with Subsection 3.02(c), that amount shall be credited to the Investment Account as of the close of business on the date that such amount would have otherwise been paid to the Participant.
(ii) Crediting Earnings on the Investment Account. Subject to the limitations of Subsection (b)(1)(iii), the Administrator may permit a Participant to allocate on an Investment Election Form, the deferred amounts credited to his or her Investment Account among one or more investment funds selected by the Company. In the event a Participant fails to elect one or more investment funds on an Investment Election Form, the Participant~~’~~s Investment Account shall be invested in a default investment fund designated by the Administrator until such time as the Participant shall submit an Investment Election Form to the Administrator. Subject to the limitations of Subsection (b)(1)(iii), a Participant may re-allocate the deferred amounts among such investment funds at any time or from time to time by submitting a new Investment Election Form to the Administrator. Deferred amounts allocated to an investment fund shall be deemed to be invested in such investment fund and shall be adjusted each business day to reflect the hypothetical income, gain and loss, including any unrealized appreciation or depreciation on such investment fund.
(iii) Company Stock Fund. A Participant may allocate deferred amounts to an investment fund that tracks, or invests primarily in, the Common Stock of the Company (a "Company Stock Fund"). If a Participant allocated deferred amounts to the Company Stock Fund, such amounts shall initially be credited to a stable value investment fund designated by the Administrator (the "Interim Investment Fund"). On, or as soon as reasonably practicable after, the date on which a cash dividend is paid to holders of Common Stock (the "Dividend Payment Date"), all amounts credited to such Interim Investment Fund shall be transferred to the Company Stock Fund in the Participant's Investment Account.
(2) Accounting for Phantom Shares.
(i) Crediting Stock-Based Contributions to the Phantom Stock Account. Except as provided in Subsection 3.02(b)(2)(ii), a Participant's Phantom Stock Account is to be credited with deferred Compensation otherwise payable in shares of Common Stock, such that the number of shares of Common Stock which would have otherwise been paid to the Participant shall be credited to the Participant's Phantom Stock Account as of the date that such payment would have otherwise occurred.
(ii) Crediting Cash Dividends on Phantom Shares. The Administrator shall establish a separate cash account (the "Cash Account") and, if applicable under this Subsection 3.02(b)(ii), a separate dividend reinvestment account (the “Dividend Reinvestment Account”) for each Participant for whom a Phantom Stock Account has been (or otherwise would be) established under Subsection 3.02(b)(2)(i). The Cash Account shall be credited on each Dividend Payment Date with an amount equal to the amount of the cash dividends which a holder of Common Stock would have received if on the record date for the dividend the holder was the record holder of a number of shares of Common Stock equal to the number of Phantom Shares then credited to the Phantom Stock Account. The Cash Account shall be credited quarterly with interest on the average weighted balance in such account at the end of the quarter at a rate equal to the lesser of (1) the prime rate as published in the Wall Street Journal or (2) 120% of the applicable federal long-term rate, with compounding (as prescribed under Code Section 1274(d)), determined (in either case) on the last business day of the calendar quarter preceding the calendar quarter to which it applies. Notwithstanding the preceding, the Participant instead may direct the Administrator, at the time such Participant validly delivers a Deferral Election Form to the Administrator, to credit amounts otherwise creditable to the Participant’s Phantom Stock Account under Subsection 3.02(b)(2)(i) to a Dividend Reinvestment Account established on behalf of such Participant. Once established, a Dividend Reinvestment Account shall be credited on each Dividend Payment Date with Phantom Shares in respect of the aggregate cash dividends that the Participant's Dividend Reinvestment Account would have received if on the record date for the dividend such account had been the holder of record of a number of shares of Common Stock equal to the number of Phantom Shares (including fractions) then credited to the Dividend Reinvestment Account and converting the aggregate cash dividends into Phantom Shares equal to that number of full and fractional shares of Common Stock which the aggregate dollar amount of cash dividends would represent based on the closing price of such Common Stock on the record date of such cash dividend. In addition, the Administrator periodically may establish election change periods of at least five business days, during which a Participant may direct that (A) all or a portion of the Phantom Shares credited under such Participant’s Phantom Stock Account be credited to his or her Dividend Reinvestment Account (or, if no Dividend Reinvestment Account has to date been established for the Participant, to a new Dividend Reinvestment Account established on behalf of such Participant), (B) all or a portion of the Phantom Shares credited under such Participant’s Dividend Reinvestment Account be credited to his or her Phantom Stock Account, and/or (C) all or a portion of amounts credited under such Participant’s Cash Account be credited to the Participant’s Dividend Reinvestment Account as Phantom Shares (including fractions) equal to that number of full and fractional shares of Common Stock which the dollar amount of investment election would represent based on the closing price of such Common Stock on the day prior to the effective date of the election. The investment change election under the preceding sentence shall become effective prospectively, as of the date determined by the Administrator in its discretion.
(iii) Crediting Stock Dividends on the Phantom Shares. A Participant's Phantom Stock Account and, if any, such Participant’s Dividend Reinvestment Account shall be credited on each record date for a stock dividend paid to holders of Common Stock with that number of full and fractional shares of Common Stock which the Participant's Phantom Stock Account and, if any, his or her Dividend Reinvestment Account would have received if on that record date such account had been the holder of record of a number of shares of Common Stock equal to the number of Phantom Shares (including fractions) then credited to his or her Accounts.
(iv) Other Adjustments on Phantom Shares. The number of Phantom Shares shall be adjusted as determined in the discretion of the Administrator to reflect (i) any change in the outstanding Common Stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, split-up, spin-off or any similar corporate change affecting the Common Stock; (ii) unusual or nonrecurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary; or (iii) changes in applicable laws, regulations, or accounting principles. Any such adjustment shall be effected in a manner determined by the Administrator that neither enlarges nor dilutes the economic rights represented by a Participant's Phantom Stock Account and, if any, such Participant’s Dividend Reinvestment Account.
(3) Transfers Prohibited Between Certain Accounts. A Participant shall be prohibited from transferring any amounts credited to his Phantom Stock Account, Dividend Reinvestment Account and/or Cash Account to his Investment Account and from transferring any amounts credited to his Investment Account to his Phantom Stock Account, Dividend Reinvestment Account and/or Cash Account.
(c) Allocating Contributions Between the Investment Account and the Other Accounts.
(1) Deferrals by Officers and Employees. Cash Compensation shall be credited to the Participant's Investment Account in accordance with Subsection (b)(1)(i), unless the Participant elects to invest in the Company Stock Fund, in which case the amounts shall be credited in accordance with Subsection (b)(1)(iii). The portion of LTIP Awards that would have otherwise been paid in Common Stock shall be credited to the Participant's Phantom Stock Account or Dividend Reinvestment Account in accordance with Subsection (b)(2)(i) and (ii).
(2) Deferrals by Non-Employee Directors. Director's Fees that would have otherwise been paid in cash shall be credited to an Investment Account. Such amounts shall be credited in accordance with Subsection (b)(1)(i), unless a Non-Employee Director elects to invest in the Company Stock Fund, in which case the amounts shall be credited in accordance with Subsection (b)(1)(iii). The portion of the Director's Fees that would have otherwise been paid in Common Stock shall be credited to the Participant's Phantom Stock Account or Dividend Reinvestment Account in accordance with Subsection (b)(2)(i) or (ii), as applicable.
(d) Account Statements. The Administrator shall provide to each Participant, within 120 days after the end of each Plan Year, a statement setting forth the balance of Phantom Shares in the Participant's Phantom Stock Account or, if any, the Dividend Reimbursement Account, the dollar value of the Cash Account, and the dollar value of the Participant's Investment Account as of the end of the Plan Year.

ARTICLE IV
DISTRIBUTIONS
4.01 Manner of Distribution. At the time each deferral election is made by a Participant pursuant to Article III, such Participant shall elect, subject to Section 4.02, the form of payment with respect to such deferral. The Participant may elect to receive a distribution in the form of a single sum payment on the Distribution Starting Date or in substantially equal payments made monthly (or in accordance with the Company's applicable payroll practice, e.g., bi-weekly) commencing on the Distribution Starting Date and continuing for a period of up to 10 years, as specified by the Participant on the election form. The Participant may make a separate distribution election with respect to each of his or her Accounts established under Subsection 3.02(b)(2) and his or her Investment Account. For a distribution election to be valid, it must be made during an Election Period in accordance with the requirements of Code Section 409A and, in the case of Section 16 Reporting Persons who have a balance in their Phantom Stock Account, in their Dividend Reinvestment Account or in the Company Stock Fund, or who have a current deferral election to be credited to a Phantom Stock Account, Dividend Reinvestment Account or the Company Stock Fund, with the prior notice to and the approval of the Administrator, the Company's General Counsel or the Company's Corporate Secretary. In the event the Participant fails to make such a distribution election, the Employer shall distribute to the Participant (or his or her beneficiary or beneficiaries if the Participant is deceased) his or her entire Account in a single sum on the Distribution Starting Date.
4.02 Form of Distribution. Benefits attributable to the value of the Investment Account and Cash Account shall be distributed to the Participant in cash. Benefits attributable to the Phantom Stock Account or the Dividend Reinvestment Account (other than any fractional shares) shall be distributed to the Participant in the form of shares of Common Stock. To the extent that the distribution is in the form of shares of Common Stock, such distribution shall be subject to all applicable securities laws and regulations, and the Company shall have taken all steps, if any, including registration and listing, as may be necessary to make the shares immediately transferable (by sale or otherwise) by the Participant without further regulatory action or compliance on the part of the Participant. The Participant shall reasonably cooperate with the Company, at the Company's expense, to facilitate such compliance and related actions by the Company.
4.03 Unforeseeable Emergency. A Participant shall be entitled to an early distribution of all or a portion of his or her Account upon written application to the Administrator and the determination of the Administrator, in his or her sole and absolute discretion, except that in the case of a Section 16 Reporting Person requesting distribution of all or a portion of his Phantom Stock Account, Dividend Reinvestment Account or Company Stock Fund investment, the additional prior approval of the Section 16 Committee shall also be required, that the Participant has experienced a severe financial hardship resulting from an illness or accident of the Participant, the Participant's spouse or other dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount distributed with respect to such unforeseeable emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or by liquidation of the Participant's assets (to the extent such liquidation would not itself cause severe financial hardship).
4.04 Distribution Upon a Termination of Employment following a Change of Control Event. Anything in this Plan to the contrary notwithstanding, if a Change of Control Event occurs and the Participant experiences a separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company or its subsidiaries and affiliates within two years following the date of such Change of Control Event, then the Employer shall pay to the Participant (or his or her beneficiary or beneficiaries if the Participant is deceased) his or her entire Account in a single sum on the later of (a) the first day of the month following the Participant's separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), or (b) if the Participant is a specified employee (within the meaning of Treas. Reg. Section 1.409A-1(i)) at separation from service, the first day of the seventh month following such Participant's separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)).
4.05 Beneficiary Designation. For purposes of this Plan, a Participant's beneficiary or beneficiaries under this Plan shall be the person or persons last designated by a Participant, by written notice filed with the Administrator, to receive a Plan benefit upon the death of the Participant. The designation of a beneficiary other than the spouse of the Participant, if any, shall be void unless such spouse consents to such non-spouse beneficiary designation. In the event a Participant fails to designate a person or persons as provided above, or if no beneficiary so designated survives the Participant, then for all purposes of this Plan, the beneficiary shall be the spouse of the Participant, if living. If there is no spouse or the spouse is not living, such Participant's beneficiary or beneficiaries under this Plan shall be the beneficiary or beneficiaries of his or her life insurance benefits under the NextEra Energy, Inc. Employee Health and Welfare Plan (the "Health and Welfare Plan") (or any successor plan thereto). If a Participant is not a participant in the Health and Welfare Plan, the Participant's beneficiary shall be his or her estate.
4.06 Taxes. All amounts payable to any Participant hereunder may be reduced by any and all federal, state and local taxes imposed upon the Participant or his or her beneficiary or beneficiaries which are required to be withheld by the Employer.
4.07 Distributions under Domestic Relations Orders. Nothing contained in this Plan prevents the Employer, in accordance with the direction of the Administrator, from complying with the provisions of a judgment, decree, or order (including approval of a property settlement agreement) resulting from a divorce, legal separation, annulment or change in legal custody that assigns to a spouse, former spouse, child or other dependent of a Participant (an "Alternate Payee") the right to receive all or a portion of the benefits of a Participant under the Plan in a form of payment permitted under the terms of the Plan (a "Domestic Relations Order"). The Employer shall make any payments required under this Section 4.07 by separate checks to each Alternate Payee, unless otherwise explicitly provided in the Domestic Relations Order. Distribution to an Alternate Payee under a Domestic Relations Order is permitted at any time, irrespective of whether the Participant is currently entitled to a distribution of his or her benefits under the Plan. A distribution to an Alternate Payee prior to the time the Participant is entitled to a distribution of his or her benefits under the Plan (other than a distribution pursuant to Section 4.03) is available only if the Domestic Relations Order explicitly requires distribution at that time. Notwithstanding the foregoing, nothing in this Section 4.07 provides a Participant the right to receive a distribution of his or her benefits at a time not otherwise permitted under the terms of the Plan nor does it permit the Alternate Payee to receive a form of payment not otherwise permitted under the Plan.
Within a reasonable period of time after receiving the Domestic Relations Order, the Administrator will determine whether such order complies with the terms of the Plan and will notify the Participant and each Alternate Payee of its determination. If any portion of the Participant's benefit is payable during the period the Administrator is making such determination, the Administrator shall make a separate accounting of the amounts payable.
4.08 Distribution to Comply with Federal Conflict of Interest Requirements. To the extent necessary to effect compliance with a certificate of divestiture (within the meaning of Code Section 1043(b)(2)), the Administrator may permit the early distribution of all or a portion of a Participant's benefits under this Plan.

ARTICLE V
ADMINISTRATION
5.01 Administration. The Administrator shall administer and interpret this Plan in a manner consistent with the requirements of Code Section 409A and in accordance with the provisions of the Plan in its sole and absolute discretion. Any determination or decision by the Administrator shall be conclusive and binding on all persons who at any time have, have had, or may have a claim to any interest whatsoever under this Plan.
5.02 Liability of Committee and Administrator; Indemnification. To the extent permitted by law, no member of the Committee (or its delegatee) the Section 16 Committee or the Administrator shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own gross negligence or willful misconduct. The Employer shall indemnify the members of the Committee (or its delegatee) the Section 16 Committee and the Administrator against any and all claims, losses, damages, expenses, including any counsel fees and costs, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.
5.03 Determination of Benefits.
(a) Claim for Benefits. A person, or his or her duly authorized representative, who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Administrator, setting forth his or her claim. The request must be addressed to the Company at its then principal place of business.
(b) Timing and Notification of Benefit Determination.
(1) Timing. If a claim is wholly or partially denied, the Administrator shall notify the Claimant of the Plan's adverse benefit determination within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless the Administrator determines that special circumstances require an extension of time for processing the Claim. If the Administrator determines that an extension of time for processing is required, notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period; however, in no event shall such extension exceed a period of 90 days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. For purposes of this Subsection (b), the period of time within which a benefit determination is required to be made shall begin at the time a Claim is filed in accordance with the procedures set forth in this Subsection (b) without regard to whether all the information necessary to make a benefit determination accompanies such filing.
(2) Manner and Content of Notification of Benefit Determination. The Administrator shall provide a Claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with the standards imposed by the Department of Labor. The notification shall set forth, in a manner calculated to be understood by the Claimant (i) the specific reason or reasons for the adverse determination, (ii) reference to the specific Plan provisions on which the determination is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
(c) Appeal of Adverse Benefit Determination; Full and Fair Review. Within 60 days after the receipt by the Claimant of the written opinion described in Subsection (b), the Claimant may request in writing that the Committee review the claim and the Administrator's initial adverse benefit determination. Such request must be addressed to the Company at its then principal place of business, and may include the submission of written comments, documents, records, and other information relating to the claim for benefits. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits. The Committee's review shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the Claimant does not request a review of the Administrator's initial determination within such 60 day period, he shall be barred and estopped from challenging such determination.
(d) Notification of Benefit Determination on Review.
(1) Timing of Notification of Benefit Determination on Review. The Committee shall notify a Claimant of the Plan's determination of a request for review within a reasonable period of time, but not later than 60 days after receipt of the Claimant's request for review by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the Claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. For purposes of this Subsection (d), the period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the procedures set forth in Subsection (c), without regard to whether all the information necessary to make a benefit determination accompanies such filing. In the event that a period of time is extended due to a Claimant's failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(2) Manner and Content of Notification of Benefit Determination on Review. The Committee shall provide a Claimant with written or electronic notification of a Plan's benefit determination on review. Any electronic notification shall comply with the standards imposed by the Department of Labor. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the Claimant (i) the specific reason or reasons for the adverse determination, (ii) reference to the specific Plan provisions on which the benefit determination is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits, and (iv) a statement of the Claimant's right to bring a civil action under ERISA Section 502(a).
5.04 Expenses. The cost of this Plan and the expenses of administering the Plan shall be borne by the Employer.
5.05 Compliance with Securities Laws. Notwithstanding anything else to the contrary contained herein,
(a) the Section 16 Committee shall have final discretion with respect to the application, administration and interpretation of the Plan with regard to, and the deferral of compensation by, any Participant who is a Section 16 Reporting Person; and
(b) a Section 16 Reporting Person shall not take any actions or make any elections under this Plan which could result in short-swing trading liability under Section 16 of the Exchange Act.
5.06 Compliance with Code Section 409A. It is intended that the provisions of this Plan satisfy the requirements of Code Section 409A and that the Plan be operated in a manner consistent with such requirements to the extent applicable. Therefore, the Administrator may make adjustments to the Plan and may construe the provisions of the Plan in accordance with the requirements of Code Section 409A.

ARTICLE VI
MISCELLANEOUS
6.01 No Trust Created. Nothing contained in this Plan, and no action taken pursuant to its provisions by any party shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Employer and the Participants or their beneficiaries.
6.02 No Requirement to Fund. The Employer is not required to and shall not fund (within the meaning of the Federal tax laws) this Plan. Even though amounts deferred under this Plan are credited to the Accounts of the Participants, the Employer shall not be required to earmark, deposit, contribute to a trust, or otherwise set aside funds for such Accounts.
6.03 Benefits Payable from General Assets. The benefits payable under this Plan to a Participant or his or her beneficiary or beneficiaries may be made from the general assets of the Employer or from such other assets earmarked, deposited, contributed to a trust, or otherwise set aside to fund benefits under this Plan. It is intended that the Employer's obligation under this Plan be an unfunded and unsecured promise to pay money in the future. Any funds earmarked, deposited, contributed to a trust, or otherwise set aside by the Employer to assist it in satisfying its obligations under this Plan shall be subject to the claims of general creditors of the Employer. The Participants' (or their beneficiaries') rights to benefits under this Plan which are payable by the Employer shall be no greater than the right of any unsecured general creditor of the Employer, and the Participants (and their beneficiaries) shall not have any security interest in any assets (including, but not limited to, assets earmarked, deposited, contributed to a trust, or otherwise set aside to fund benefits provided under this Plan) of the Employer.
6.04 Successors. This Plan shall be binding upon the Employer and its successors and assigns, and the Participant, his or her successors, heirs, executors, administrators and beneficiaries.
6.05 No Contract of Employment. Nothing contained in this Plan shall be construed to be a contract of employment or as conferring upon an eligible Non-Employee Director, Officer or Employee the right to continue to be employed by the Employer in his or her present capacity, or in any capacity, or any rights as an officer or director of the Employer.
6.06 Amendment or Termination of Plan.
(a) Except to the extent otherwise reserved to the Administrator, the Chief Executive Officer, the President, any Vice President or the General Counsel of the Company (the "Corporate Officers") shall have the right to amend this Plan at any time and from time to time, including a retroactive amendment. The Committee expressly reserves the right to terminate the Plan and to amend (a) the definition of the following terms: Base Salary, Bonus, Change of Control, Committee, Common Stock, Company, Compensation, Director's Fees, Disability, Distribution Starting Date, Employee, Employer, Market Value Per Share, Non-Employee Director, Officer, or Participant; or (b) Sections 2.01 (Eligibility to Participate), 3.01 (Deferral Elections), 4.01 (Manner of Distribution), 4.03 (Unforeseeable Emergency), 4.04 (Distribution Upon a Termination of Employment following a Change of Control Event), 6.02 (No Requirement to Fund), 6.03 (Benefits Payable from General Assets), and 6.06 (Amendment or Termination of Plan) hereof and shall have the right to amend any such Section or Sections at any time or from time to time, including a retroactive amendment. No amendment or termination of the Plan shall, without the consent of any person affected thereby, modify or in any way affect any right or obligation under this Plan created prior to such amendment or termination. Notwithstanding the foregoing, the Plan shall be subject to amendment to the extent necessary to effect compliance with Code Section 409A, but any such amendment shall, to the maximum practicable extent, preserve the economic rights of each Participant.
(b) Notwithstanding anything in the Plan to the contrary, the Plan may only be terminated in the following circumstances:
(i) within thirty (30) days before or twelve (12) months after any Change in Control Event; provided, however, that in such event, all agreements, methods,

programs, and other arrangements sponsored by the Service Recipient immediately after the time of the Change in Control Event with respect to which deferrals of compensation are treated as having been deferred under a single plan (under Code Section 409A and the regulations thereunder) are terminated and liquidated with respect to each Participant that experienced the Change in Control Event, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.
(ii) at such other time and in such other circumstances as may be permitted under Code Section 409A.
(c) Notwithstanding anything in the Plan to the contrary, the operation of the Plan may be suspended, but only in the following circumstances:
(i) With respect to Compensation to be earned and paid in calendar years beginning after the date of adoption of the resolution suspending the operation of the Plan; and
(ii) At such other time and in such other circumstances as may be permitted under Code Section 409A.
In such event, no further Compensation shall be deferred following the effective date of the suspension and benefits earned prior to such date shall continue to be maintained, and payments shall continue to be made, in accordance with the provisions of the Plan.
6.07 Top Hat Plan. It is the Employer's intention that this Plan be construed as an unfunded, non-qualified deferred compensation plan maintained for a select group of management or highly compensated employees within the meaning of ERISA Section 201(2).
6.08 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Florida unless superseded by federal law.
6.09 Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.
6.10 Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

6.11 Merger or Consolidation or Sale of Assets of Employer. Subject to the requirement that the Employer make distributions upon termination of a Participant's employment following a Change of Control pursuant to Section 4.04, in the event of the merger or consolidation of the Employer with any other entity, or in the event substantially all of the assets of the Employer are to be transferred to another entity, the successor entity resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall assume the obligations of the Employer hereunder and shall be substituted for the Employer hereunder.
6.12 Transfer to an Affiliate of the Employer. An election to defer Compensation, and/or Director's Fees under this Plan shall apply with respect to such items of compensation paid by a Participant's Employer at the time such deferral election is properly made. In the event the Participant has a deferral election in effect and transfers from one Subsidiary or affiliate of the Employer to another Subsidiary or affiliate of the Employer, the Employer shall to the extent possible continue to comply with such deferral election (and the other related administrative elections). As soon as administratively practicable, the Administrator shall notify such new Employer of the Participant's elections in effect and shall make available copies of the relevant forms on which such elections were made.
6.13 Assignment. No right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy or any kind, whether voluntary or involuntary nor subject to the debts, contracts, liabilities, engagements, or torts of a Participant or beneficiary, except as provided by Sections 4.06 and 4.07. Except as provided in this Section, any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.
6.14 Incapacity. If the Administrator determines that any person to whom any distribution is payable under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim thereto has been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Administrator to have incurred expense for such person otherwise entitled to payment, in such manner as the Administrator may determine. Any such payment shall be a complete discharge of the liabilities of the Employer under this Plan.
6.15 Effect on Benefits Under Other Plans. Any Compensation and/or Director's Fees deferred hereunder and any benefits payable under this Plan shall not be considered salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any other employee benefit plan established or maintained by the Employer, except to the extent provided in such other employee benefit plan.
6.16 Indemnity Upon Change of Control. If upon a Change of Control it becomes necessary for a Participant (or his or her beneficiary or beneficiaries) to institute a claim, by litigation or otherwise, to enforce his or her rights under this Plan, the Employer (and its successors or transferee in accordance with Section 6.11) shall indemnify such

Participant (or his or her beneficiary or beneficiaries) from and against all costs and expenses, including legal fees, incurred by him or her in instituting and maintaining such claim. Each indemnity payment shall be made no later than thirty days following the date of request for reimbursement of such costs and expenses by the Participant or beneficiary, as applicable.  In no event shall such reimbursement occur later than the last day of the calendar year following the calendar year in which such costs and expenses are incurred by the Participant or beneficiary, as applicable.
6.17 No Rights as Shareholders. No Participant who elects to defer Compensation into a Phantom Stock Account, the Dividend Reinvestment Account or the Company Stock Fund will have any rights arising out of the ownership of Common Stock as a result of such election.